Exhibit 6

POWER OF ATTORNEY

2008

Appointee:         Nam-Ju Kim
Address:            Daelim Acrotel Building 6th Floor, 467-6 Dogok-Dong, Kangnam-Gu, Seoul, Korea 135-971
National ID #:    720407-1009151

In accordance with Article 86-6 of the Presidential Decree to the Securities and Exchange Act of Korea, the undersigned hereby appoints the Appointee as the attorney-in-fact, with full authority to exercise any power or act on behalf of the undersigned with respect to the matters arising in connection with Section 200-2 of the Securities and Exchange Act of Korea.

/s/ NHN Games Co., Ltd.
Authorizer:         NHN Games Co., Ltd.
Address:            6th Fl., 102-Dong I-Park Bundang Bldg., Jeongja-dong, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea